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                                                                     Exhibit 99

                                SUBSCRIPTION NOTICE



May __, 1999

Alliance Pharmaceutical Corp.
c/o Cruttenden Roth Incorporated
4350 La Jolla Village Drive, Suite 220
San Diego, CA  92122


Dear Ladies and Gentlemen:

Upon delivery of this letter the undersigned is tendering a subscription to purchase __________ shares of Common Stock of Alliance Pharmaceutical Corp. (the "Company") for an aggregate purchase price of $_______________ to be deposited into escrow with City National Bank. The undersigned acknowledges that the purchase shall not be completed until subscriptions are received for the minimum amount in the offering, exclusive of any subscriptions from affiliated purchasers of the Company or Cruttenden Roth Incorporated. The undersigned has received a copy of the Prospectus in connection with the offering and will wire funds to

                                 City National Bank
                           Los Angeles Fed ABA #122016066
                      A/C City National Investments #101281469
                               For further credit to:
                   Alliance Pharmaceutical Corp./Cruttenden Roth
                                 Account #ESC99154
                              Attention:  Sue Behning


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Name of Purchaser

By:
   -------------------------------------

Name:
     -----------------------------------

Title:
      ----------------------------------

Address:
        --------------------------------

Taxpayer I.D.:
              --------------------------


STOCK DELIVERY INSTRUCTIONS:

/ /  DWAC electronic transfer

Account name:
             ---------------------------

Broker name:
            ----------------------------

DTC #:
      ----------------------------------

Account #:
          ------------------------------

/ /  Send stock certificate to
     address indicated herein.